Exhibit 4.18

AMENDMENT FOUR TO COLLABORATION AGREEMENT

This Amendment Four to Collaboration Agreement ("Amendment") is made on December 26, 2019 (the "Amendment Effective Date") by and between ABL Bio, having a business address at 16, Daewangpangyo-ro 712beon-gil, Bundang-gu, Seongnam-si, Gyeongg-i-do, 13488, Republic of Korea ("ABL Bio") and I-MAB Biopharma Co., Ltd., having its business address at Suite 802, OmniVision Park West Tower, 88 Shangke Road, Pudong New District, Shanghai, China ("I-MAB Biopharma"). For purposes of this Agreement, ABL Bio and I-MAB Biophan11a are each referred to individually as a "Party" and together the "Parties."

WHEREAS,

A
I-Mab, having its registered address at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Cayman, KYl-1205 Cayman Islands ("I-Mab") and ABL Bio entered into the Collaboration Agreement on July 26, 2018 (the "Collaboration Agreement") in relation to, among others, the development and commercialization of of PD-Ll/4-1BB, PD-L1/TIGIT and PD-LI/B7H3 BsAbs.

B
I-Mab, I-MAB Biopharma Co., Ltd. and ABL Bio entered into an amendment (the "Amendment One") to the Collaboration Agreement on November 5, 2018 in which all the rights and the obligations under the Collaboration Agreement has been transferred from I-Mab to I-MAB Biopharma.

C
I-MAB Biopharma Co., Ltd. and ABL Bio entered into a second amendment (the "Amendment Two") and a third amendment (the "Amendment Three") to the Collaboration Agreement on November 22, 2018 and May 24, 2019 individually.
D
The Parties agree that PD-L1/TIGIT BsAb has no drug developability, and desire to amend the Agreement so that it is no longer limited by Section 3.5 of the Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.
Definitions. All terms used in this Amendment will have the meanings set forth in the Agreement, unless otherwise defined in this Amendment.

2.
Amendment.

a)
The Agreement is hereby amended by replacement of Section 3.5 of the Agreement with the following:

3.5 Immediately after the execution of this Agreement, neither Party shall develop independently from the other Party or with any Third Party a bispecific antibody that uses the same pair of antibodies as the BsAb under this Agreement other than PD- L1/TIGIT for bispecific antibody development, even if the latter bispecific antibody contains a different sequence than what was contained in the particular BsAb. In the event that both Parties agree, by signing an amendment at any time, that such a bispecific antibody that uses such pair of antibodies under this Agreement has no drug developability, such bispecific antibody that uses such pair of antibodies should not be limited by this Section 3.5. For the avoidance of doubt. both Parties agree that PD Ll/TIGIT BsAb has no drug developability, and is not limited by this Section.

Exhibit 4.18

3.
No Other Changes. Except as expressly amended herein, all other terms and conditions of the Agreement remain in full force and effect according to their original terms.

[Signature Blocks Follow]

Exhibit 4.18

IN WITNESS WHEREOF, I-MAB Biopharma and ABL Bio, by their duly authorized officers, have executed this Amendment to Collaboration and License Agreement as of the Effective Date.

ABL Bio	I-MAB Biopharma Co., Ltd.
Signed by: /s/Sang Hoon Lee	Signed by: /s/ Zheru Zhang
Name: Sang Hoon Lee	Name: Zheru Zhang
Title: CEO	Title: President